SECOND AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of the 25th day of August, 2011, to the Distribution Agreement dated as of March 25, 2010, as amended August 25, 2010 (the “Agreement”), is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DOUBLELINE FUNDS TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Ronald R. Redell	By:	/s/ James R. Schoenike
Name:	Ronald Redell		James R. Schoenike
Title:	President	Title:	President

8/2011	1

Amended Exhibit A

to the Distribution Agreement

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series

DoubleLine Total Return Bond Fund
DoubleLine Core Fixed Income Fund
DoubleLine Emerging Markets Fixed Income Fund
DoubleLine Multi-Asset Growth Fund
DoubleLine Low Duration Bond Fund

And any other Funds listed in the then current Prospectus.

8/2011	2